Exhibit 10.14

ADS RIGHTS AGENT AGREEMENT

June [  ], 2019

The Bank of New York Mellon

Depositary Receipts

240 Greenwich Street, 22nd Floor West

New York, New York 10286

Attention: Agness Moskovits

Ladies and Gentlemen:

BiondVax Pharmaceuticals Ltd., a company incorporated under the laws of the State of Israel (the “Company”), will grant to existing holders (the “ADS Holders”) of American Depositary Shares (“ADSs”) issued under the Deposit Agreement dated as of May 30, 2014, as amended as of May 11, 2015 (the “Deposit Agreement”) among the Company, The Bank of New York Mellon, as depositary (the “Depositary”), and all owners and holders from time to time of ADSs issued thereunder that are registered on the books of the Depositary as of close of business in New York City on June 9, 2019 (the “Record Date”) the right (the “ADS Rights Offer”) to purchase new ADSs at a purchase price of $5.69 per new ADS (the “Purchase Price”). Each ADS Holder will receive 0.537823255 ADS rights (each, an “ADS Right”) for each ADS held on the Record Date, and each ADS Right will entitle the registered holder (an “ADS Rights Holder”) to purchase one new ADS in the ADS Rights Offer. Each ADS represents 40 ordinary shares (each, an “Ordinary Share”) of the Company. However, no fractional ADS Rights will be distributed. All ADS Rights entitlements will be rounded down to the nearest whole number of ADS Rights.

Concurrently with the ADS Rights Offer, the Company will grant to existing holders of Ordinary Shares the rights (the “Ordinary Share Rights”) to purchase new Ordinary Shares (the “Ordinary Share Rights Offering”).

The subscription period for the ADS Rights Offer (the “Subscription Period”) shall commence at the open of business in New York City on June 10, 2019 and is scheduled to end at 5:00 p.m., New York City time, on July 12, 2019 or a later date and time to which the Company has extended the ADS Rights Offer with notice to the Agent (the “Expiration Time”). The ADS Rights Offer will be made to each ADS Rights Holder by means of the prospectus dated June 5, 2019 (the “Prospectus”). All of the ADSs are held through The Depository Trust Company (“DTC”). That means that DTC is the sole ADS Holder and will be the sole ADS Rights Holder.

The ADS Rights will be not be listed on any exchange and will not be transferable by their holders. ADS Rights Holders will not be entitled to surrender ADS Rights for the purpose of withdrawing the underlying Ordinary Share Rights, nor will participants in the Ordinary Share Rights Offering be entitled to deposit their rights in the Ordinary Share Rights Offering for issuance of ADS Rights.

1. The Company hereby appoints The Bank of New York Mellon as ADS rights agent (the “Agent”), and the Agent hereby accepts that appointment, on the terms and subject to the conditions set forth in this letter agreement (this “Agreement”).

2. [Reserved]

3. As soon as practicable after the Record Date and after receiving the Prospectus, the Agent shall furnish the Prospectus to DTC and make arrangements with DTC to credit the accounts of Participants having ADSs credited to their DTC accounts as of the Record Date with the ADSs Rights to which they are entitled and to enable Participants to enter subscriptions pursuant to ADS through DTC’s automated system:

5. [Reserved.]

6. [Reserved.]

7. [Reserved.]

8. (a) The Agent is hereby authorized and directed to receive subscriptions for new ADSs from Participants through DTC’s automated system until the Expiration Time. ADS Rights will be validly exercised when the Agent receives appropriate instructions from DTC including confirmation that the applicable Purchase Price for all the new ADSs subscribed for or sought have been collected through DTC’s automated system and are available to the Agent.

(b) Any funds that the Agent receives during the Subscription Period from DTC on behalf of ADS Rights Holders in respect of payments for new ADSs shall be deposited in an account at The Bank of New York Mellon for the benefit of the Company (the “Deposit Account”). Such funds shall remain in the Deposit Account until they are disbursed in accordance with Section 10 or 13. The Agent will not be obligated to calculate or pay interest to any holder or any other party. The Agent hereby waives any and all rights of lien, attachment or set-off whatsoever that it may have against the Company, if any, against the funds, whether such rights arise by reason of statutory or common law, contract or otherwise, including pursuant to any compensation owed by the Company to Agent.

(c) The Agent shall refer to the Company for specific instructions as to acceptance or rejection, subscriptions received after the Expiration Time, subscriptions not authorized to be accepted under this Section 8 and subscriptions otherwise failing to comply with the requirements of the Prospectus and the terms and conditions of the ADS Rights.

9. (a) The Agent shall advise the Company weekly and, during the last week of the Offering Period, daily by e-mail to the attention of Dr. Ron Babecoff (the “Company Representative”), with copies to Mark Hamilton, Adv., as to the total number of new ADSs subscribed for pursuant to ADS Rights and the total amount of funds received, with cumulative totals for each.

(b) As promptly as practicable, but in any event on or before 5:00 p.m., New York City time, on the business day following the Expiration Time, the Agent shall advise the Company Representative by email of the number of new ADSs subscribed for pursuant to ADS Rights.

10. The Company shall pay the Depositary the Depositary’s fee of $0.015 per ADS for the amount of new ADSs of which the Company is notified under Section 9(b), as provided in Section 21. The Agent shall, as soon as practicable after the Expiration Time, (i) pay to the Company at

BiondVax Pharmaceuticals Ltd

Account no.: 500104/57

Bank: Bank Leumi le Israel B.M.

Branch no.: 864

IBAN: IL20 0108 6400 0005 0010 457

SWIFT: LUMIILITXXX

ABA 021000021

JPMORGAN CHASE BANK, N.A.

the aggregate Purchase Price for the amount of new ADSs to be subscribed for and (ii) instruct the Depositary to (A) exercise directly with the Company the Ordinary Share Rights to purchase the number of new Ordinary Shares to be represented by that number of new and (B) upon receipt by the Depositary’s custodian (the “Custodian”) of the Ordinary Shares delivered upon exercise of those Ordinary Share Rights, deliver the ADSs issuable in respect of those Ordinary Shares to the Agent. The Agent shall deliver those ADSs to DTC for allocation by DTC to the Participants entitled to them as promptly as practicable.

11. As soon as practicable following the expiration of the Ordinary Share Rights Offering, the Company shall deposit the Ordinary Shares purchased by the Depositary pursuant to exercise of Ordinary Share Rights with the Custodian.

12. [Reserved.]

13. If for any reason the Company instructs the Agent in writing that the ADS Rights Offering will not proceed, the Agent shall refund the aggregate Purchase Price paid, without interest, to DTC.

14. [Reserved]

15. The Agent shall date and time stamp each document received by it relating to its duties hereunder when received and shall preserve each document for a period of time at least equal to the period of time it preserves other records pertaining to the transfer of securities.

16. The Company shall take any and all action, including without limitation obtaining the authorization, consent, lack of objection, registration or approval of any governmental authority, or the taking of any other action under the laws of the United States or any other applicable jurisdiction, to insure that all new Ordinary Shares and new ADSs issuable upon the exercise of the ADS Rights at the time of delivery of those securities (subject to payment of the subscription price) will be duly and validly issued and fully paid and nonassessable Ordinary Shares or ADSs, free from all preemptive rights and taxes, liens, charges and security interests created by or imposed by the Company with respect thereto.

17. The Company shall from time to time take all action necessary or appropriate to obtain and keep effective all registrations, permits, consents and approvals of the Securities and Exchange Commission and any other governmental agency or authority and make such filings under federal and state laws which may be necessary or appropriate in connection with the issuance and delivery of ADS Rights or new Ordinary Shares or new ADSs issued upon exercise of the ADS Rights.

18. [Reserved.]

19. [Reserved]

20. Any instructions given to the Agent orally, as permitted by any provision of this Agreement, shall be confirmed in writing by the Company as soon as practicable. The Agent shall not be liable or responsible and shall be fully authorized and protected for acting, or failing to act, in accordance with any oral instructions which do not conform with the written confirmation received in accordance with this Section 20.

21. (a) Whether or not any ADS Rights are exercised, for the Agent’s services as Agent hereunder, the Company shall pay to the Agent compensation for the Agent’s services, together with reimbursement for out-of-pocket expenses, including reasonable fees and disbursements of counsel, in accordance with the schedule set forth as Annex A to this Agreement, after submission to the Company of one or more itemized statements in reasonable detail. While the Agent endeavors to maintain out-of-pocket charges (both internal and external) at competitive rates, these charges may not reflect actual out-of-pocket costs, and may include handling charges to cover internal processing and use of the Agent’s billing systems.

(b) All amounts owed to Agent under this Agreement are due within 30 days of the invoice date. Delinquent payments are subject to a late payment charge of one and one-half percent (1.5%) per month commencing 45 days from the invoice date. The Company agrees to reimburse the Agent for any attorney’s fees and any other costs associated with collecting delinquent payments.

(c) No provision of this Agreement shall require Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under this Agreement or in the exercise of its rights.

22. As Agent for the Company hereunder, the Agent:

(a) shall have no duties or obligations other than those specifically set forth herein or as may subsequently be agreed to in writing by the Agent and the Company;

(b) shall have no obligation to deliver any new ADSs unless and until delivered to the Agent by the Depositary;

(c) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any ADS Rights surrendered to the Agent hereunder or new Ordinary Shares or new ADSs issued upon exercise of ADS Rights, and will not be required to or be responsible for and will make no representations as to, the validity, sufficiency, value or genuineness of the ADS Rights Offer;

(d) shall not be obligated to take any legal action hereunder; if, however, the Agent determines to take any legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability it shall not be required to act unless it has been furnished with an indemnity satisfactory to it;

(e) may rely on and shall be fully authorized and protected in acting or failing to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to the Agent and believed by it to be genuine and to have been signed by the proper party or parties;

(f) shall not be liable or responsible for any recital or statement contained in the Prospectus or any other documents relating thereto;

(g) shall not be liable or responsible for any failure on the part of the Company to comply with any of its covenants and obligations relating to the ADS Rights Offer, including without limitation obligations under applicable securities laws;

(h) may rely on and shall be fully authorized and protected in acting or failing to act upon the written, telephonic or oral instructions with respect to any matter relating to its duties as Agent covered by this Agreement (or supplementing or qualifying any such actions) of officers of the Company, and is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Company or counsel to the Company, and may apply to the Company, for advice or instructions in connection with the Agent’s duties hereunder, and the Agent shall not be liable for any delay in acting while waiting for those instructions; any applications by the Agent for written instructions from the Company may, at the option of the Agent, set forth in writing any action proposed to be taken or omitted by the Agent under this Agreement and the date on or after which such action shall be taken or such omission shall be effective; the Agent shall not be liable for any action taken by, or omission of, the Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than two business days after the date such application is sent to the Company, unless the Company shall have consented in writing to any earlier date) unless prior to taking any such action, the Agent shall have received written instructions in response to such application specifying the action to be taken or omitted;

(i) may consult with counsel satisfactory to the Agent, including its in-house counsel, and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by it hereunder in good faith and in accordance with the advice of such counsel;

(j) may perform any of its duties hereunder either directly or by or through nominees, correspondents, designees, subagents or subcustodians, and it shall not be liable or responsible for any misconduct or negligence on the part of any nominee, correspondent, designee, subagent or subcustodian appointed with reasonable care by it in connection with this Agreement;

(k) is not authorized, and shall have no obligation, to pay any brokers, dealers, or soliciting fees to any person; and

(l) shall not be required hereunder to comply with the laws or regulations of any country other than the United States of America or any political subdivision thereof; and Agent may consult with foreign counsel, at the Company’s expense, to resolve any foreign law issues that may arise as a result of the Company or any other party being subject to the laws or regulations of any foreign jurisdiction.

23. (a) In the absence of gross negligence or willful misconduct on its part, Agent shall not be liable for any action taken, suffered, or omitted by it or for any error of judgment made by it in the performance of its duties under this Agreement. Anything in this Agreement to the contrary notwithstanding, in no event shall Agent be liable for special, indirect, incidental, consequential or punitive losses or damages of any kind whatsoever (including but not limited to lost profits), even if Agent has been advised of the possibility of such losses or damages and regardless of the form of action. Any liability of Agent will be limited in the aggregate to the amount of fees paid by the Company hereunder. Agent shall not be liable if by reason of (A) any provision of any present or future law or regulation or other act of the government of the United States, any State of the United States or any other state or jurisdiction, or of any governmental or regulatory authority or stock exchange; (B) any provision, present or future, of the articles of association or similar document of the Company, or by reason of any provision of any securities issued or distributed by the Company, or any offering or distribution thereof; or (C) any event or circumstance, whether natural or caused by a person or persons, that is beyond the ability of the Agent to prevent or counteract by reasonable care or effort (including, but not limited to, earthquakes, floods, severe storms, fires, explosions, war, terrorism, civil unrest, labor disputes or criminal acts; interruptions or malfunctions of utility services, Internet or other communications lines or systems; unauthorized access to or attacks on computer systems or websites; or other failures or malfunctions of computer hardware or software or other systems or equipment), the Agent is, directly or indirectly, prevented from, forbidden to or delayed in, or could be subject to any civil or criminal penalty on account of doing or performing and therefore does not do or perform, any act or thing that, by the terms of this Agreement it is provided shall be done or performed.

(b) In the event any question or dispute arises with respect to the proper interpretation of the ADS Rights Offer or the Agent’s duties under this Agreement or the rights of the Company or of any ADS Holders or ADS Rights Holders surrendering ADS Rights pursuant to the ADS Rights Offer, the Agent shall not be required to act and shall not be held liable or responsible for its refusal to act until the question or dispute has been judicially settled (and, if appropriate, it may file a suit in interpleader or for a declaratory judgment for such purpose) by final judgment rendered by a court of competent jurisdiction, binding on all persons interested in the matter which is no longer subject to review or appeal, or settled by a written document in form and substance satisfactory to Agent and executed by the Company and each such holder. In addition, the Agent may require for such purpose, but shall not be obligated to require, the execution of such written settlement by all the ADS Holders, ADS Rights Holders and all other persons that may have an interest in the settlement.

24. The Company covenants to indemnify the Agent and hold it harmless from and against any loss, liability, claim or expense (“Loss”) arising out of or in connection with the Agent’s duties under this Agreement, including the costs and expenses of defending itself against any Loss, unless such Loss shall have been determined by a court of competent jurisdiction to be a result of the Agent’s gross negligence or willful misconduct.

26. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days after the Expiration Date (the “Termination Date”). On the business day following the Termination Date, the Agent shall deliver to the Company any ADS Rights Offer funds or property, if any, held by the Agent under this Agreement. The Agent’s right to be reimbursed for fees, charges and out-of-pocket expenses as provided in Section 21 above and the indemnification provisions of Section 24 above shall survive the termination of this Agreement.

27. If any provision of this Agreement shall be held illegal, invalid, or unenforceable by any court, this Agreement shall be construed and enforced as if such provision had not been contained herein and shall be deemed an Agreement among the parties to it to the full extent permitted by applicable law.

28. The Company represents and warrants that (a) it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) the making and consummation of the ADS Rights Offer and the execution, delivery and performance of all transactions contemplated thereby (including this Agreement) have been duly authorized by all necessary corporate action and will not result in a breach of or constitute a default under the articles of association, bylaws or any similar document of the Company or any indenture, agreement or instrument to which it is a party or is bound, (c) this Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, binding and enforceable obligation of the Company, (d) the ADS Rights Offer will comply in all material respects with all applicable requirements of law and (e) to the best of its knowledge, there is no litigation pending or threatened as of the date hereof in connection with the ADS Rights Offer.

29. In the event that any claim of inconsistency between this Agreement and the terms of the ADS Rights Offer arise, as they may from time to time be amended by the Company in its sole discretion, the terms of the ADS Rights Offer shall control, except with respect to the duties, liabilities and rights, including compensation and indemnification of the Agent, which shall be controlled by the terms of this Agreement.

30. Set forth in Annex A hereto is a list of the names and specimen signatures of the persons authorized to act for the Company under this Agreement. The Company shall, from time to time, certify to the Agent the names and signatures of any other persons authorized to act for the Company under this Agreement.

31. Except as expressly set forth elsewhere in this Agreement, all notices, instructions and communications under this Agreement shall be in writing, shall be effective upon receipt and shall be addressed, if to the Company, to its address set forth beneath its signature to this Agreement, or, if to the Agent, to The Bank of New York Mellon, 240 Greenwich Street, 22 West, New York, New York 10286, Attention: Agness Moskovits, with a copy to The Bank of New York Mellon, c/o Computershare, 480 Washington Boulevard, Jersey City, New Jersey 07310, Attention: Elizabeth Gallagher Email: Elizabeth.Gallagher@computershare.com and Miquel Eguia Email: michael.eguia@computershare.com, or to such other address of which a party hereto has notified the other party.

32. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York. All actions and proceedings brought by the Agent relating to or arising from, directly or indirectly, this Agreement may be litigated in courts located within the State of New York. The Company hereby submits to the personal jurisdiction of such courts and consents that any service of process may be made by certified or registered mail, return receipt requested, directed to the Company at its address last specified for notices hereunder. Each of the parties hereto hereby waives the right to a trial by jury in any action or proceeding arising out of or relating to this Agreement.

(b) This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto. This Agreement may not be assigned, or otherwise transferred, in whole or in part, by either party without the prior written consent of the other party, which the other party will not unreasonably withhold, condition or delay; except that (i) consent is not required for an assignment or delegation of duties by Agent to any affiliate of Agent and (ii) any reorganization, merger, consolidation, sale of assets or other form of business combination by Agent shall not be deemed to constitute an assignment of this Agreement.

(c) No provision of this Agreement may be amended, modified or waived, except in a written document signed by both parties.

(d) This Agreement is for the exclusive benefit of the parties hereto and shall not be deemed to give any legal or equitable right, remedy or claim whatsoever to any other person.

(e) This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Signature page follows.]

Please acknowledge receipt of this letter and confirm your agreement concerning your appointment as Agent, and the arrangements herein provided, by signing and returning the enclosed copy hereof, whereupon this Agreement and your acceptance of the terms and conditions herein provided shall constitute a binding Agreement between us.

Very truly yours,

BIONDVAX PHARMACEUTICALS LTD.

By:
Name:
Title:

Address for notices:
Jerusalem BioPark, 2nd Floor
Hadassah Ein Kerem Campus
Jerusalem, Israel
Attention: Dr. Ron Babecoff
Telephone: (+972) 8-930-2529
E-mail: babecoff@biondvax.com

Accepted as of the date

above first written:

THE BANK OF NEW YORK MELLON,

As Agent

By:
Name:
Title:

Annex A	Fee Schedule
Annex B	Authorized Representatives

ANNEX A

FEE SCHEDULE

The Bank of New York Mellon’s fees for acting as ADS Rights Agent for the BiondVax Pharmaceuticals Ltd U.S. Rights Offer to be extended to all BiondVax Pharmaceuticals Ltd American Depositary Share (ADS) Holders shall be as follows:

Administrative Fee	$25,000
(includes management of transaction by dedicated team with emphasis on transaction structure, expiration and settlement mechanics, review of transaction related documents).
ADS issuance fees payable by the Company	$0.015 per ADS issued
Transaction Processing Fee	$13,000
Each exercise received from DTC or registered holders	$15.00
For each extension	$3,000
For expiration other than 5:00 PM ET	$5,000

Out-of-Pocket expenses as detailed below:

BNYM Legal Fees and disbursements	Billable at Cost
Miscellaneous (printing, postage, DTC lists, DTC fees, overnight courier, etc.)	Additional
Custodian and/or broker fees, (if any)	Billable at Cost
Wire Transfers (if applicable)	Billable at Cost
Any other out-of-pocket charges	Additional

Services include but are not limited to, examination of ADS subscriptions, Calculation of Entitlements, Disbursement of new ADSs and US Tax Reporting. The above mentioned services apply to ADS Holders and are subject to adjustment if the structure changes.

ADS issuance fees will be invoiced as soon as practicable after the number of ADSs to be issued is determined. Other services and expenses will be invoiced as soon as practicable after settlement of the Offering.

ANNEX B

AUTHORIZED REPRESENTATIVES

NAME	TITLE	SIGNATURE